Investor Relations:
Raul Jacob Victor Pedraglio +(602) 264-1375	February 25, 2020 Southern Copper Corporation (NYSE and BVL: SCCO)
southerncopper@southernperu.com.pe www.southerncoppercorp.com

•

2019 Total copper production reached over 1 million tons, a new milestone in the Company’s history. This 12.5% production increase, compared with 2018, was principally due to higher copper production at our Toquepala mine (+51.5%) from the successful ramping up of the new concentrator at this facility; and our Buenavista mine (+5.8%) as result of operating improvements at its SX-EW plants (+12.2%). These increases were partially offset by a decrease in production at the Cuajone mine (-2.6%) due to lower ore grades. Copper production in 4Q19 increased 9.1% to 256,461 tons compared with 4Q18 principally due to higher production at the Toquepala mine (+44.1%).

•

2019 net sales were $7,285.6 million, a new Company record and 2.7% higher than 2018 net sales, principally due to higher sales volume for copper (+11.3%), molybdenum (+21.7%) and silver (+5.7%). A decrease in metal prices, led by copper prices (-8.1%, LME) offset the significant contribution of the additional sales volume.

•

4Q19 net sales were $1,854.6 million, 9.4% higher than 4Q18 net sales of $1,694.6 million, principally due to higher sales volume of copper (+11.3%), molybdenum (+41.0%) and silver (+0.8%) as well as better silver prices (+19.0%). Metal prices decreased for copper (-4.6%, LME), molybdenum (-20.9%) and zinc (-9.2%), partially offsetting the significant contribution of the additional sales volume.

•

2019 net income was $1,485.8 million, 3.7% lower than 2018 net income of $1,543.0 million. Net income margin in 2019 was 20.4% compared with 21.7% in 2018. 4Q19 net income of $305.7 million was 4.3% higher than 4Q18 net income of $293.2 million. Net income margin in 4Q19 was 16.5% compared with 17.3% in 4Q18.

•	2019 adjusted EBITDA was $3,526.9 million, 0.8% lower than 2018 adjusted EBITDA of $3,556.0 million. The adjusted EBITDA margin in 2019 was 48.4% compared with 50.1% in 2018.
•

Significant by-product 2019 production increases in molybdenum, silver and zinc:  Molybdenum production reached 26,885 tons in 2019, a 22.3%  increase from 21,985 tons in 2018. This was the result of higher production at all of our mines,  led by our Toquepala mine (+75.0%) as result of its new molybdenum plant that set off production in April 2019.  Mined silver production increased by 17.1% in 2019 compared with 2018 due to higher production at the Toquepala (+60.5%),  Buenavista (+11.5%) and IMMSA operations (+22.9%).  Mined zinc production increased 4.4% in 2019 due to higher production at our Santa Barbara mine (+6.4%) and the 5,837 tons production at the San Martin mine. For the 4Q19, all our main by-products increased their production when compared with 4Q18  (molybdenum, +39.3%; silver, +31.7% and zinc, +15.8%).

FOURTH QUARTER AND YEAR 2019 RESULTS	SOUTHERN COPPER

•

Operating cash cost per pound of copper net of by-product revenues was $0.88 in 2019, compared to $0.87 in 2018 due to an increase in production cost, SG&A expenses and lower credits per pound. This was offset by the unit cost effect of the higher copper production.

•	Capital investments in 2019 were $707.5 million. These investments are in line with our growth program, which aims to reach annual production of 1.5 million tons of copper by 2028.
•	Dividends: On February 20, 2020, the Board of Directors authorized a dividend of $0.40 per share to be paid on March 24, 2020, to shareholders of record at the close of business on March 10, 2020.

Mr. German Larrea, Chairman of the Board, commenting on the Company´s progress said: “2019 was a remarkable year for Southern Copper. We reached a new record on copper production and sales as result of additional production coming from the new Toquepala concentrator and our Buenavista unit. With the successful ramping up of our new Toquepala unit, we have completed the first stage of our growth projects, which allowed us to obtain a  new annual production record for copper (993,822 tons), molybdenum (26,885 tons) and silver (20.3 million ounces). Our low cost production will provide the required operational strength and liquidity to continue with our growth program in Mexico and Peru aiming to achieve 1.5 million tons of copper by 2028.

On top of these excellent operational news, we also received in 2019 the financial market recognition of our leadership position as one of the industry’s best low-cost copper producers, obtaining excellent terms for our Minera Mexico’s 30-year bond offering issued in the 3Q19.

Finally,  we reaffirm our commitment to continue focusing on generating long-term value for our shareholders with our expansion projects and cost reduction efforts. We also express our commitment to all our stakeholders and to concentrate on working for the development of the local communities,  regions and governments where we operate,  which will result in shared prosperity and sustainability for our business and society.”

Key Financial Data

	Fourth Quarter				Twelve Months
	2019	2018	Variance		2019	2018	Variance
			$	%			$	%
Sales	$ 1,854.6	$ 1,694.6	$ 160.0	9.4%	$ 7,285.6	$ 7,096.7	$ 188.9	2.7%
Cost of sales	988.4	856.8	131.6	15.4%	3,606.4	3,409.0	197.4	5.8%
Operating income	631.9	623.5	8.4	1.3%	2,753.0	2,881.2	(128.2)	(4.4)%
Net income	$ 305.7	$ 293.2	$ 12.5	4.3%	$ 1,485.8	$ 1,543.0	$ (57.2)	(3.7)%
Net income margin	16.5%	17.3%	(0.8)pp	(4.6)%	20.4%	21.7%	(1.3)pp	(6.0)%
Adjusted EBITDA	786.7	793.1	(6.4)	(0.8)%	3,526.9	3,556.0	(29.1)	(0.8)%
Adjusted EBITDA margin	42.4%	46.8%	(4.4)pp	(9.4)%	48.4%	50.1%	(1.7)pp	(3.4)%
Income (loss) per share	$ 0.40	$ 0.38	$ 0.02	5.3%	$ 1.92	$ 2.00	$ (0.08)	(4.0)%
Capital investments	171.4	289.5	(118.1)	(40.8)%	707.5	1,121.4	(413.9)	(36.9)%

Note: Amounts in millions except per share amounts and %’s.

4Q19	www.southerncoppercorp.com	Page 2 of 10

FOURTH QUARTER AND YEAR 2019 RESULTS	SOUTHERN COPPER

Capital Investments

Southern Copper’s investment philosophy is based on the quality of the assets that we operate and develop and not on the outlook of copper prices. Throughout the years, our strong financial discipline has consistently allowed us to invest on a continuous basis in our superior asset portfolio.

Peruvian Projects

Currently we have a portfolio of $2.8 billion  approved projects in Peru, of which we have already invested $1.6 billion. Considering the up-and-coming Michiquillay ($2.5 billion) and Los Chancas ($2.8 billion) projects, our total investment program in Peru will increase to $8.1 billion.

Toquepala Expansion Project – Tacna: This $1.3 billion project includes a new-state-of-the-art concentrator that has increased Toquepala´s annual copper production to reach 258,000 tons in 2019, a 51.5% production increase for this operation when compared to 2018. As of December 31, 2019, we have invested $1,280.1 million in this expansion. The construction of the project was completed and production initiated in the 4Q18. Full production was reached in the 2Q19.

Tia Maria - Arequipa: On July 8, 2019 we received the construction permit for this 120,000 tons annual SX-EW copper greenfield project with a capital budget of $1,400 million. The Government awarded the permit after completing an exhaustive review process of environmental and social matters, recognizing compliance with all established regulatory requirements and having addressed all observations raised.

The challenges to the construction permit were overcome when on October 30, 2019, the Mining Council of the Peruvian Ministry of Energy and Mines ratified the construction permit for the Tia Maria project.

In coordination with the Peruvian Government, Southern Copper continues to work on common grounds for dialogue with the neighboring communities to address any concerns they may have on the project and awaiting the proper economic and political conditions to move ahead with the project and to reinstate social and community work and other support in the region.

Mexican Projects

Buenavista Zinc – Sonora: This project is located within the Buenavista facility and includes the development of a new concentrator to produce approximately 80,000 tons of zinc and 20,000 tons of copper per year. Currently, we have completed the basic engineering and obtained all environmental permits for the project. The capital budget is $413 million, and we expect to initiate operations in 3Q22. When completed, this new facility will double the Company’s zinc production capacity and will provide 490 direct jobs and 1,470 indirect jobs. The process of bidding for the site preparation has started and the purchase orders for the major equipment has been placed.

Pilares – Sonora: Located 6 kilometers from La Caridad, this project consists of an open-pit mine operation with an annual production capacity of 35,000 tons of copper in concentrates. A new 25-meter wide off-road facility for mining trucks will transport the ore from the pit to the primary crushers of the La Caridad copper concentrator. This project will significantly improve the over-all mineral ore grade (combining the 0.78% expected from Pilares with the 0.34% from La Caridad). The budget for Pilares is $159 million and we expect it to start production during the first half of 2022. The connection road between Pilares mine and La Caridad mine is now under construction.

4Q19	www.southerncoppercorp.com	Page 3 of 10

FOURTH QUARTER AND YEAR 2019 RESULTS	SOUTHERN COPPER

El Pilar – Sonora: This low capital intensity copper greenfield project is strategically located in Sonora, Mexico, approximately 45 kilometers from our Buenavista mine. Its copper oxide mineralization contains estimated proven and probable reserves of 325 million tons of ore with an average copper grade of 0.287%. El Pilar will operate as a conventional open-pit mine and copper cathodes will be produced using the highly cost efficient and environmentally friendly SX-EW technology. The budget for El Pilar is $310 million and we expect it to start production during 2023. The construction of the pilot plant is finished and the production tests have recently begun.

Conference Call

The Company’s fourth quarter and twelve months earnings conference call will be held on Wednesday, February 26, 2020, beginning at 10:00 AM – EST (10:00  AM  Lima and 09:00 AM Mexico City time).

To participate:

Dial-in number:	877-455-8486 in the U.S.
629-228-0768 outside the U.S.
Raul Jacob, SCC Vice President of Finance, Treasurer and CFO
Conference ID:	5379998 “Southern Copper Corporation Fourth Quarter and 2019 Earnings Results”

4Q19	www.southerncoppercorp.com	Page 4 of 10

FOURTH QUARTER AND YEAR 2019 RESULTS	SOUTHERN COPPER

Average Metal Prices

	LME Copper ($/lb.)	COMEX Copper ($/lb.)	Molybdenum ($/lb.)	Zinc ($/lb.)	Silver ($/oz.)	Gold ($/oz.)
1Q 2019	2.82	2.81	11.70	1.23	15.52	1,304.24
2Q 2019	2.77	2.78	12.13	1.25	14.85	1,309.81
3Q 2019	2.63	2.62	11.76	1.06	16.98	1,474.36
4Q 2019	2.67	2.68	9.49	1.08	17.27	1,480.29
Average 2019	2.72	2.72	11.27	1.16	16.16	1,392.17

1Q 2018	3.16	3.14	12.14	1.55	16.68	1,329.28
2Q 2018	3.12	3.09	11.55	1.41	16.50	1,306.44
3Q 2018	2.77	2.73	11.74	1.15	14.92	1,212.75
4Q 2018	2.80	2.74	11.99	1.19	14.51	1,228.09
Average 2018	2.96	2.93	11.86	1.33	15.65	1,269.14

Variance: 4Q19 vs. 3Q19	1.5%	2.3%	(19.3)%	1.9%	1.7%	0.4%
Variance: 4Q19 vs. 4Q18	(4.6)%	(2.2)%	(20.9)%	(9.2)%	19.0%	20.5%
Variance: 2019 vs. 2018	(8.1)%	(7.2)%	(5.0)%	(12.8)%	3.3%	9.7%

Source:  Silver – COMEX; Gold and Zinc – LME; Molybdenum – Metals Week Dealer Oxide

Production and Sales

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2019	2018	%	2019	2018	%
Copper (tons)
Mined	256,461	234,991	9.1%	993,822	883,689	12.5%
3rd party concentrate	9,448	5,811	62.6%	26,046	36,206	(28.1)%
Total production	265,909	240,802	10.4%	1,019,868	919,895	10.9%
Smelted	155,447	159,052	(2.3)%	595,173	633,630	(6.1)%
Refined and Rod	199,537	207,219	(3.7)%	783,354	821,187	(4.6)%
Sales	252,674	227,112	11.3%	986,024	885,854	11.3%

Molybdenum (tons)
Mined	7,881	5,657	39.3%	26,885	21,985	22.3%
Sales	8,031	5,694	41.0%	26,849	22,055	21.7%

Zinc (tons)
Mined	20,364	17,590	15.8%	73,922	70,778	4.4%
Refined	28,234	28,434	(0.7)%	104,977	107,536	(2.4)%
Sales	26,813	27,312	(1.8)%	103,668	106,483	(2.6)%

Silver (000s ounces)
Mined	5,663	4,299	31.7%	20,273	17,308	17.1%
Refined	3,113	3,619	(14.0)%	12,588	13,583	(7.3)%
Sales	5,312	5,270	0.8%	20,550	19,440	5.7%

4Q19	www.southerncoppercorp.com	Page 5 of 10

FOURTH QUARTER AND YEAR 2019 RESULTS	SOUTHERN COPPER

Southern Copper Corporation
CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
(Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2019	2018	VAR %	2019	2018	VAR %
	(in millions, except per share amount)

Net sales:	$ 1,854.6	$ 1,694.6	9.4%	$ 7,285.6	$ 7,096.7	2.7%
Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization and depletion shown separately below)	988.4	856.8	15.4%	3,606.4	3,409.0	5.8%
Selling, general and administrative	40.4	25.9	56.0%	131.8	102.6	28.5%
Depreciation, amortization and depletion	183.8	179.1	2.6%	764.4	674.3	13.4%
Exploration	10.1	9.3	8.6%	30.0	29.6	1.4%
Total operating costs and expenses	1,222.7	1,071.1	14.2%	4,532.6	4,215.5	7.5%

Operating income	631.9	623.5	1.3%	2,753.0	2,881.2	(4.4)%

Interest expense, net of capitalized interest	(95.1)	(70.0)	35.9%	(340.7)	(277.1)	23.0%
Other income (expense)	(29.0)	(17.7)	63.8%	(7.0)	(30.7)	(77.2)%
Interest income	8.1	6.2	30.6%	21.2	16.0	32.5%
Income before income tax	515.9	542.0	(4.8)%	2,426.5	2,589.4	(6.3)%
Income taxes	215.3	249.9	(13.8)%	945.3	1,053.5	(10.3)%
Net income before equity earnings of affiliate	300.6	292.1	2.9%	1,481.2	1,535.9	(3.6)%
Equity earnings of affiliate	6.5	2.4	170.8%	10.7	12.3	(13.0)%
Net Income	307.1	294.5	4.3%	1,491.9	1,548.2	(3.6)%

Less: Net income attributable to non-controlling interest	1.4	1.3	7.7%	6.1	5.2	17.3%

Net Income attributable to SCC	$ 305.7	$ 293.2	4.3%	$ 1,485.8	$ 1,543.0	(3.7)%

Per common share amounts:
Net income attributable to SCC common shareholders – basic and diluted	$ 0.40	$ 0.38	5.3%	$ 1.92	$ 2.00	(4.0)%
Dividends paid	$ 0.40	$ 0.40	-%	$ 1.60	$ 1.40	14.3%

Weighted average shares outstanding (Basic and diluted)	773.1	773.0		773.1	773.0

4Q19	www.southerncoppercorp.com	Page 6 of 10

FOURTH QUARTER AND YEAR 2019 RESULTS	SOUTHERN COPPER

Southern Copper Corporation
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	December 31,	December 31,
	2019	2018
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$ 1,925.1	$ 844.6
Short-term investments	80.7	213.8
Accounts receivable	911.8	972.6
Inventories	1,068.5	1,032.7
Other current assets	198.6	116.3
Total current assets	4,184.7	3,180.0

Property, net	9,371.0	9,403.8
Leachable material, net	1,230.3	1,177.4
Intangible assets, net	148.4	147.7
Related parties receivable	59.5	-
Right-of-use assets	1,046.4	-
Deferred income tax	183.9	203.7
Other assets	183.2	175.0
Total assets	$ 16,407.4	$ 14,287.6

LIABILITIES
Current liabilities:
Current portion of long-term debt	$ 399.8	-
Accounts payable	598.3	$ 673.4
Income taxes	116.3	232.8
Accrued workers’ participation	174.9	206.7
Other accrued liabilities	187.2	103.4
Total current liabilities	1,476.5	1,216.3

Long-term debt	6,541.0	5,960.1
Lease liabilities	977.8	-
Deferred income taxes	178.3	212.5
Non-current taxes payable	0.7	-
Other liabilities	112.6	68.2
Asset retirement obligation	262.3	217.7
Total non-current liabilities	8,072.7	6,458.5

EQUITY
Stockholders’ equity:
Common stock	3,433.7	3,402.5
Treasury stock	(3,048.9)	(3,019.6)
Accumulated comprehensive income	6,425.5	6,184.5
Total stockholders’ equity	6,810.3	6,567.4
Non-controlling interest	47.9	45.4
Total equity	6,858.2	6,612.8

Total liabilities and equity	$ 16,407.4	$ 14,287.6

As of December 31, 2019, there were 773.1 million shares outstanding and as of December 31, 2018, there were 773.0 million shares outstanding.

4Q19	www.southerncoppercorp.com	Page 7 of 10

FOURTH QUARTER AND YEAR 2019 RESULTS	SOUTHERN COPPER

Southern Copper Corporation
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
	(in millions)

OPERATING ACTIVITIES
Net income	$ 307.1	$ 294.5	$ 1,491.9	$ 1,548.2
Depreciation, amortization and depletion	183.8	179.1	764.4	674.3
Deferred income tax	(47.4)	(33.8)	(21.0)	(51.5)
Change in operating assets and liabilities	93.4	(11.1)	(347.0)	23.7
Other, net	4.5	17.5	23.6	40.4
Net cash provided by operating activities	541.4	446.2	1,911.9	2,235.1

INVESTING ACTIVITIES
Capital investments	(171.4)	(289.5)	(707.5)	(1,121.4)
(Purchase) sale of short-term investment, net	(78.9)	22.7	133.1	(163.3)
Other, net	0.2	0.4	0.4	(11.5)
Net cash used in investing activities	(250.1)	(266.4)	(574.0)	(1,296.2)

FINANCING ACTIVITIES
Debt incurred	-	-	987.3	-
Dividends paid	(309.2)	(309.2)	(1,236.9)	(1,082.3)
Distributions to non-controlling interest	(2.3)	(0.1)	(3.2)	(1.5)
Capitalization of debt issuance cost	-	-	(9.8)	-
Other	-	-	0.4	0.4
Net cash used in financing activities	(311.5)	(309.3)	(262.2)	(1,083.4)

Effect of exchange rate changes on cash	10.1	6.8	4.8	(15.7)

(Decrease)/increase in cash and cash equivalents	$ (10.1)	$ (122.7)	$ 1,080.5	$ (160.2)

4Q19	www.southerncoppercorp.com	Page 8 of 10

FOURTH QUARTER AND YEAR 2019 RESULTS	SOUTHERN COPPER

Company Profile

Southern Copper Corporation (SCC) is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry. The Company is a NYSE and Lima Stock Exchange listed company that is 88.9% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 11.1% ownership interest is held by the international investment community. The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Ecuador, Mexico and Peru.

SCC Corporate Address

USA

1440 E Missouri Ave, Suite 160

Phoenix, AZ 85014, U. S. A.

Phone: (602) 264-1375

Fax: (602) 264-1397

Mexico

Campos Eliseos N° 400

Colonia Lomas de Chapultepec

Delegacion Miguel Hidalgo

C.P. 11000 - MEXICO

Phone: (5255) 1103-5000

Fax: (5255) 1103-5567

Peru

Av. Caminos del Inca 171

Urb. Chacarilla del Estanque

Santiago de Surco

Lima 15038 – PERU

Phone: (511) 512-0440

Fax: (511) 512-0492

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made.  These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

4Q19	www.southerncoppercorp.com	Page 9 of 10

FOURTH QUARTER AND YEAR 2019 RESULTS	SOUTHERN COPPER

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. In addition, because not all companies use identical calculations, the measures included in this release may not be comparable to similarly titled measures of other companies. Following is a reconciliation of adjusted EBITDA to Net Income attributable to SCC and Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues to their more comparable GAAP measure:

Adjusted EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) is a measure commonly used by companies to evaluate operating performance and the ability to generate cash. Our adjusted EBITDA is not necessarily comparable to similar measures used by other companies. We believe that adjusted EBITDA provides useful information to management, investors and others in understanding and evaluating our operating results.

Our determination of the components of adjusted EBITDA is evaluated periodically based on a review of non-GAAP financial measures used by mining industry analysts. Management believes adjusted EBITDA enhances the comparability of information across reporting periods, is an effective measure for reviewing operating results and, therefore, is a useful measure for both management and investors. EBITDA and adjusted EBITDA do not represent, and should not be considered an alternative to, net income, operating income, or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash.

Reconciliation of Net Income attributable to SCC to adjusted EBITDA	Fourth Quarter		Year to date
	2019	2018	2019	2018

Net income attributable to SCC	$ 305.7	$ 293.2	$ 1,485.8	$ 1,543.0
Add:
Net income attributable to the non-controlling interest	1.4	1.3	6.1	5.2
Income taxes	215.3	249.9	945.3	1,053.5
Interest expense	95.1	70.0	340.7	277.1
Depreciation, amortization and depletion	183.8	179.1	764.4	674.3
Fuel tax refund	-	8.2	16.5	31.2
Less:
Equity earnings of affiliate	(6.5)	(2.4)	(10.7)	(12.3)
Interest income	(8.1)	(6.2)	(21.2)	(16.0)
Adjusted EBITDA	$ 786.7	$ 793.1	$ 3,526.9	$ 3,556.0

Operating cash cost per pound of copper produced before by-product revenues and Operating cash cost per pound of copper produced net of by-product revenues

The measure operating cash cost per pound of copper produced net of by-product revenues is a common measure used in the copper industry to track performance and it is a useful management tool that allows us to better allocate our resources. This measure is also used in our investment project evaluation process to determine a project’s potential contribution to our operations, its competitiveness and its relative strength in different price scenarios. The expected contribution of by-products is generally a significant factor used by the copper industry in determining whether to move forward with the development of a new mining project. As the price of our by-product commodities can have significant fluctuations from period to period, the value of its contribution to our costs can be volatile.

Our Operating cash cost per pound of copper produced before by-product revenues allows us and our investors to monitor our cost structure and helps us address operating management areas of concern.

Reconciliation of Cost of sales (exclusive of depreciation, amortization and depletion) to Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues	4th quarter 2019		4th quarter 2018		Year 2019		Year 2018
	$ million	¢ per pound	$ million	¢ per pound	$ million	¢ per pound	$ million	¢ per pound
Cost of sales (exclusive of depreciation, amortization and depletion) - GAAP	988.4	179.4	856.8	171.0	3,606.4	169.0	3,409.0	180.7
Add:
Selling, general and administrative expenses	40.4	7.3	25.9	5.2	131.8	6.2	102.6	5.4
Treatment and refining charges net of sales premiums	0.6	0.1	5.2	1.0	28.7	1.3	13.9	0.7
Less:
Workers participation	(50.7)	(9.2)	(63.7)	(12.7)	(214.5)	(10.1)	(226.1)	(12.0)
Purchased concentrates from third parties	(78.0)	(14.2)	(71.7)	(14.3)	(263.4)	(12.3)	(384.5)	(20.4)
Other charges	(38.5)	(6.9)	(15.6)	(3.2)	(125.6)	(5.8)	(125.0)	(6.6)
Inventory change	11.2	2.0	44.9	9.0	67.5	3.2	114.5	6.1
Operating cash cost before by-product revenues	873.4	158.5	781.8	156.0	3,230.9	151.5	2,904.4	153.9

Less by-products revenue	(334.6)	(60.7)	(306.4)	(61.1)	(1,359.2)	(63.7)	(1,267.7)	(67.2)

Operating cash cost, net of by-products revenue	538.8	97.8	475.4	94.9	1,871.7	87.8	1,636.7	86.7

Total pounds of copper produced, in millions		550.9		501.1		2,133.3		1,886.8

4Q19	www.southerncoppercorp.com	Page 10 of 10